UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

January 24, 2012

Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1475 120th Avenue Northeast, Bellevue, WA	98005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 216-7600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 24, 2012, Clearwire Corporation (the “Company”) announced that its operating subsidiary Clearwire Communications LLC (“Clearwire Communications”) has priced an offering of $300.0 million aggregate principal amount 14.75% first-priority senior secured notes due 2016 at an issue price of 100% (the “Notes”). The Notes will be the senior secured obligations of the company and will be guaranteed on a first-priority lien basis by certain of the company’s domestic subsidiaries. The Notes and the related guarantees will be secured by a first-priority lien by substantially all of Clearwire Communications’ and the guarantors’ assets. A copy of the Company’s press release regarding the pricing of the Notes is attached as Exhibit 99.1 to this Form 8-K.

The Notes will be issued in private offerings that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state or other securities laws.

The sale of the Notes is expected to be consummated on or about January 27, 2012, subject to customary closing conditions. The Company intends to use the net proceeds of the offering for the deployment of mobile 4G LTE technology alongside the mobile 4G WiMAX technology currently on its network and for the operation and maintenance of its networks and for general corporate purposes.

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Pricing Press Release dated January 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION

Dated: January 24, 2012

	By:	/s/ Hope F. Cochran
Hope F. Cochran
Chief Financial Officer